Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Stick, General Counsel Xerium Technologies, Inc. 508-532-1726 ir@xerium.com
	Media:	Mary T. Conway Conway Communications 617-244-9682 mtconway@att.net

XERIUM TECHNOLOGIES REPORTS SECOND QUARTER 2005 RESULTS

— Company Provides Financial Outlook for 2005 —

WESTBOROUGH, MA, August 11, 2005 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the second quarter of 2005 ended June 30, 2005. Highlights for the quarter include:

•	Net sales for the second quarter of 2005 increased $3.8 million, or 2.7%, to $145.9 million, from $142.1 million for the second quarter of 2004.

•	Cash on hand at June 30, 2005 was $51.2 million, a $27.2 million increase from $24.0 million at December 31, 2004.

•	Net loss per diluted share was $0.33 for the second quarter of 2005, compared to net income per diluted share of $0.14 for the second quarter of 2004. In the second quarter of 2005 there were certain costs incurred in connection with the Company’s initial public offering and related transactions (“IPO Related Costs”) that impacted net income. These costs, before tax effects, were $29.6 million, as described below. The full year 2005 tax effect on net income of these costs is expected to be a benefit of approximately $2.6 million.

•	Operating loss for the second quarter of 2005 was $5.7 million, compared to operating income of $24.3 million for the second quarter of 2004. Operating loss for the second quarter of 2005 includes $23.3 million of IPO Related Costs that impacted operating costs (as described in more detail below), $3.2 million in increased restructuring costs over the second quarter of 2004 and $1.7 million of additional overhead costs associated with Xerium Technologies’ transition to, and operation as, a public company which were not incurred in the second quarter of 2004.

•	Adjusted EBITDA (as defined below) was $34.3 million for the second quarter of 2005, compared to $43.6 million for the second quarter of 2004. Adjusted EBITDA for the second quarter of 2005 reflects the same additional overhead costs, in comparison to the second quarter of 2004, reflected in operating income (loss) as described above.

•	As noted in a separate press release issued today, the Board of Directors of Xerium Technologies today declared a dividend of $0.105 per share on Xerium Technologies’ common stock. The dividend is payable on September 15, 2005 to shareholders of record at the close of business on September 2, 2005 and represents a prorated quarterly dividend (for the period from the closing of the initial public offering on May 19, 2005 through June 30, 2005) based upon the annual dividend rate of $0.90 per share of common stock described in the May 16, 2005 prospectus relating to the Company’s initial public offering.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “The paper and paperboard industry that we serve worldwide continues to struggle to improve its performance. We believe the markets have generally weakened. More recently, additional paper mill closures and industry consolidation actions were announced in North America and Europe. While we believe that these actions are occurring at a more measured pace than in the last several years, they are significant and demonstrate the fact that papermakers continue to be focused on better management of paper and paperboard supply and demand. The recent paper industry strike in Finland and the nature of the settlement reached in late June also shows a continued focus on cost by the industry, a key factor for us since the primary value we deliver to our customers is help in the reduction of paper production costs. We believe that the effects of the paper industry strike in Finland, which primarily impacted our roll covers business, reduced net income per share for the first half of 2005 by approximately $0.02 per share. Although we do not expect that the sales lost in the first half of 2005 in connection with the strike will be recovered in future periods, we believe that the affected business has returned to normal since the strike was settled in late June 2005 and the affected mills returned to operation.”

Mr. Gutierrez continued, “Our clothing segment continued to grow, with net sales increasing 6.5% in the first half of the year compared to the same period in 2004, or 1.2% excluding the effect of currency translation. Our clothing business was impacted marginally during the first half of 2005 by the paper industry strike in Finland and more substantially by production inefficiencies related to the final closure of our press felt facility in Farmville, Virginia, which significantly limited the amount of product that could be shipped in the quarter. Although we are disappointed that we were not able to take advantage of our strong order backlog due to these production limitations, we believe that our position remains strong, as orders in our clothing business for the first half of 2005 are up $15 million, or 7.7%, over the first half of 2004, and we expect that the clothing business will benefit as production levels normalize in the second half of the year.

“Our roll cover segment’s net sales for the second quarter of 2005 were consistent with prior year period levels, with positive currency effects largely offset by the impact of the strike in Finland,” Mr. Gutierrez noted. “During the second quarter of 2005 we incurred $0.5 million in increased R&D costs associated with several new lines of advanced covers that we plan to launch during the third quarter of this year.”

He continued, “We believe our selling strategy in North America is starting to bear fruit. During the second quarter of this year, Xerium Technologies was awarded new business by four major North American customers that we believe will generate approximately $10 million of incremental annualized clothing volume once the business is fully shifted to Xerium over the next 6 to 18 months. In the roll covers business, we believe that new business awarded to us during the quarter at four North American customers will generate an additional $2 million in annualized sales when the business is fully shifted to Xerium over the next 6 to 18 months.”

Mr. Gutierrez added, “From a financial standpoint, we have experienced some erosion in gross margin in the second quarter of 2005 as compared to the same period last year. This was primarily the result of the effect of inflation on our manufacturing costs, production inefficiencies in our North American clothing operations and product mix shift, which collectively caused a deterioration of more than 4.5 percentage points on gross margin percentage compared to the same period last year. Those items were partially offset by the positive impact of currency and savings realized from our cost reduction programs. Notwithstanding the production issues and the costs associated with the IPO and their impact on our bottom line, we are pleased with the effectiveness of our market strategy, as evidenced by the increase in new business awards. In addition, our continuing strong cash generation provides us confidence in our core business model. With $51 million in cash on hand at the end of the second quarter, we believe that we are in a very good position to invest further in the business, both organically and through acquisition, and to support our dividend policy.”

He concluded, “We have substantially completed the major restructuring programs that have been under way, both in roll covers and clothing, and we expect to significantly increase our production in clothing and believe that substantial benefits will accrue to the business during the second half of 2005 as a result of these initiatives, new business and planned product introductions.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•	The impact of currency translation on net sales in the second quarter of 2005, compared to second quarter 2004 exchange rates, was an increase of $7.4 million; the impact of currency translation on Adjusted EBITDA in the second quarter of 2005, compared to second quarter 2004 exchange rates, was an increase of $0.8 million. This increase in Adjusted EBITDA was largely offset by transactional losses relating to sales denominated in U.S. dollars by non-U.S. operations that were driven by the same currency movements.

•	Capital expenditures for the second quarter of 2005 were $8.7 million, compared to $20.2 million for the second quarter of 2004. The difference in capital expenditure level was due to the timing of capital projects in 2004, in which nearly half of all capital expenditures that year occurred during the second quarter.

•	Xerium Technologies’ cost reduction programs, including plant closures designed to rationalize production among facilities and headcount reductions, have been proceeding on schedule. These cost reduction efforts eliminated approximately $2.0 million in cash costs during the second quarter of 2005 compared to the Company’s cost structure in the second quarter of 2004.

FIRST HALF 2005 FINANCIAL HIGHLIGHTS

Highlights for the first six months of 2005, ending June 30, 2005, include:

•	Net sales for the first half of 2005 increased $9.8 million, or 3.4%, to $297.8 million, from $288.0 million for the first half of 2004.

•	Net loss per diluted share for the first half of 2005 was $0.12, compared to net income per diluted share of $0.41 for the first half of 2004. In the first half of 2005, IPO Related Costs, before tax effects, of $29.6 million impacted net income, as described below. The full year 2005 tax effect on net income of these costs is expected to be a benefit of approximately $2.6 million.

•	Operating income for the first half of 2005 was $20.3 million, compared to $54.0 million for the first half of 2004. Operating income for the first half of 2005 reflects $23.3 million of IPO Related Costs that impacted operating costs, $7.3 million in increased restructuring costs and $3.0 million of additional overhead costs associated with Xerium Technologies’ transition to, and operation as, a public company which were not incurred in the first half of 2004. The Company expects that approximately $1.0 million of these additional overhead costs, including certain Sarbanes Oxley compliance costs, will not recur in the second half of 2005.

•	Net cash provided by operating activities for the first half of 2005 was $6.6 million, compared to $29.3 million in the first half of 2004. As described below, net cash provided by operating activities for the first half of 2005 was impacted by $20.7 million of IPO Related Costs.

•	Adjusted EBITDA for the first half of 2005 was $76.8 million, compared to $86.1 million for the first half of 2004. Adjusted EBITDA for the first half of 2005 reflects the same additional overhead costs, compared to the first half of 2004, that impacted operating income as described above.

•	The Company’s cost reduction efforts eliminated approximately $4.0 million in cash costs during the first half of 2005 that would have otherwise been incurred in this period, compared to the Company’s cost structure during the first six months of 2004.

The following table presents net sales for the first half of 2004 and the first half of 2005 by segment and the effect of changes in currency translation rates:

(dollars in thousands)

	Net Sales Six Months Ended June 30,		Increase (decrease) in net sales from the first half of 2004 to the first half of 2005	Increase in first half 2005 net sales due to currency translation*	Percent increase (decrease) in net sales from first half of 2004 to the first half of 2005
	2005	2004			Total	Excluding effect of currency translation
Clothing	$195,327	$183,388	$11,939	$9,800	6.5%	1.2%
Roll Covers	$102,450	104,656	(2,206)	3,300	(2.1)%	(5.3)%
Total	$297,777	$288,044	$9,733	$13,100	3.4%	(1.2)%

*Increase in first half 2005 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales from the first half of 2005 calculated by applying the applicable average foreign currency exchange rate for the first half of 2004 to net sales for the first half of 2005 denominated in currencies other than the U.S. dollar from (ii) net sales for the first half of 2005.

FINANCIAL OUTLOOK FOR 2005

The Company currently anticipates that net income per diluted share for the full year 2005 will be in a range from $0.45 to $0.55 on a GAAP basis, which equates to an anticipated range of net income per diluted share of $1.14 to $1.24 excluding the impact of IPO Related Costs, as described below. These expectations are based upon assumed diluted common shares outstanding on a weighted average basis for 2005 of 38,899,423 shares.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results on Friday August 12th, 2005 beginning at 8:00 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-866-270-6057, using passcode 11680986, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-213-8891, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). This press release also sets forth expectations for net income per diluted share excluding the impact of IPO Related Costs. Xerium Technologies believes that this measure of net income per diluted share will assist investors in analyzing the financial outlook of the Company because of the non-recurring nature of the IPO Related Costs. However, net income per diluted share excluding the impact of IPO Related Costs should not be considered in isolation or as a substitute for net income per diluted share (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA, EBITDA and net income per diluted share excluding the impact of IPO Related Costs and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the prospectus dated May 16, 2005 related to the Company’s initial public offering of common stock and filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

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Xerium Technologies, Inc.

Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$145,850	$142,140	$297,777	$288,044
Costs and expenses:
Cost of products sold	80,107	73,502	161,793	148,392
Selling	17,351	16,978	35,105	34,417
General and administrative	45,448	22,375	64,428	43,068
Restructuring	6,028	2,811	11,204	3,893
Research and development	2,629	2,130	4,956	4,315

	151,563	117,796	277,486	234,085

Income (loss) from operations	(5,713)	24,344	20,291	53,959
Interest expense	(13,649)	(16,479)	(29,260)	(33,079)
Interest income	312	122	463	225
Foreign exchange gain	1,670	471	5,048	2,171
Loss on early extinguishment of debt	(4,886)	—	(4,886)	—

Income (loss) before provision for income taxes	(22,266)	8,458	(8,344)	23,276
Provision (benefit) for income taxes	(9,918)	4,003	(4,263)	10,429

Net income (loss)	$(12,348)	$4,455	$(4,081)	$12,847

Net income (loss) per share:
Basic	$(.33)	$.14	$(.12)	$.41

Diluted	$(.33)	$.14	$(.12)	$.41

Shares used in computing net income (loss) per share:

Basic	36,880,379	31,013,482	33,963,138	31,013,482

Diluted	36,880,379	31,013,482	33,963,138	31,013,482

Xerium Technologies, Inc.

Consolidated Balance Sheets—(Unaudited)

(dollars in thousands)

	(Unaudited)
ASSETS	June 30, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$51,152	$24,002
Accounts receivable (net of allowance for doubtful accounts of $1,838 at June 30, 2005 and $2,034 at December 31, 2004)	104,488	113,283
Inventories	105,531	110,931
Prepaid expenses	8,205	4,131
Other current assets	5,410	9,717

Total current assets	274,786	262,064
Property and equipment, net	367,064	393,621
Goodwill	298,614	320,297
Intangible assets and deferred financing costs, net	42,601	30,804
Other assets	7,770	11,166

Total assets	$990,835	$1,017,952

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$10,216	$11,014
Accounts payable	33,696	39,217
Accrued expenses	52,338	72,720
Current maturities of long-term debt	8,790	45,703

Total current liabilities	105,040	168,654
Long-term debt, net of current maturities	636,973	771,132
Deferred taxes	39,255	42,050
Pension, other postretirement and postemployment obligations	88,101	90,601
Other liabilities	416	611
Commitments and contingencies	—	—
Stockholders’ equity (deficit)
Common stock, $.01 par value, 150,000,000 shares authorized; 43,725,093 and 31,013,482 shares outstanding as of June 30, 2005 and December 31, 2004, respectively	437	310
Paid-in capital	198,200	6,687
Accumulated deficit	(52,264)	(47,030)
Accumulated other comprehensive loss	(25,323)	(15,063)

Total stockholders’ equity (deficit)	121,050	(55,096)

Total liabilities and stockholders’ equity (deficit)	$990,835	$1,017,952

Xerium Technologies, Inc.

Consolidated Statements of Cash Flows—(Unaudited)

(dollars in thousands)

	Six Months Ended June 30,
Operating activities	2005	2004
Net income (loss)	$(4,081)	$12,847
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	15,977	—
Depreciation	20,623	22,163
Amortization of intangibles	2,112	2,085
Deferred financing cost amortization	686	489
Unrealized foreign exchange gain on revaluation of debt	(6,025)	(2,583)
Deferred taxes	(4,873)	1,065
Deferred interest	813	5,898
Asset impairment	175	403
Loss on early extinguishment of debt	4,886	—
Gain on disposition of property and equipment	(166)	—
Change in assets and liabilities which provided (used) cash:
Accounts receivable	3,590	(1,631)
Inventories	148	(2,778)
Prepaid expenses	(4,421)	(3,881)
Other current assets	60	291
Accounts payable and accrued expenses	(24,199)	(6,262)
Deferred and other long term liabilities	1,328	1,341
Other	10	(137)

Net cash provided by operating activities	6,643	29,310

Investing activities
Capital expenditures, gross	(15,523)	(29,841)
Proceeds from disposals of property and equipment	5,428	964
Other	(50)	(1)

Net cash used in investing activities	(10,145)	(28,878)

Financing activities
Net increase in borrowings (maturities of 90 days or less)	114	13,851
Proceeds from borrowings (maturities longer than 90 days)	650,000	—
Principal payments on debt	(744,621)	(17,820)
Issuance of common stock	160,791	—
Redemption of common stock	(4,551)	—
Costs related to public offering and refinancing	(32,418)	(5,619)
Other	(1,153)	550

Net cash provided by (used in) financing activities	28,162	(9,038)

Effect of exchange rate changes on cash flows	2,490	(2,145)

Net increase (decrease) in cash	27,150	(10,751)
Cash and cash equivalents at beginning of period	24,002	22,294

Cash and cash equivalents at end of period	$51,152	$11,543

Xerium Technologies, Inc.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income before interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is defined in the credit facility of Xerium Technologies and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or impairment expenses (not to exceed $11 million in 2005, $4 million in 2006, $3.5 million in 2007 and $1.5 million in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,
(in thousands)	2005	2004
Net cash provided by (used in) operating activities	$(11,148)	$16,500
Interest expense, net	13,337	16,357
Net change in operating assets and liabilities	23,250	3,031
Income tax provision (benefit)	(9,918)	4,003
Stock-based compensation	(15,977)	—
Deferred financing cost amortization	(440)	(244)
Deferred taxes	5,872	2,543
Deferred interest	(285)	(5,443)
Asset impairment	(175)	(403)
Loss on early extinguishment of debt	(4,886)	—
Gain on disposition of property and equipment	166	—
Unrealized foreign exchange gain on indebtedness, net	2,254	585

EBITDA	2,050	36,929
Loss on early extinguishment of debt	4,886	—
Expenses related to debt or equity financings	7,820	—
Unrealized foreign exchange gain on indebtedness, net	(2,254)	(585)
Restructuring expenses (A)	5,824	3,119
Non-cash compensation and related expenses	15,977	4,095

Adjusted EBITDA	$34,303	$43,558

(A)	Capped at $11.0 million for 2005, per the definition of Adjusted EBITDA set forth above.

	Six Months Ended June 30,
(in thousands)	2005	2004
Net cash provided by operating activities	$6,643	$29,310
Interest expense, net	28,797	32,854
Net change in operating assets and liabilities	23,484	13,057
Income tax provision (benefit)	(4,263)	10,429
Stock-based compensation	(15,977)	—
Deferred financing cost amortization	(686)	(489)
Deferred taxes	4,873	(1,065)
Deferred interest	(813)	(5,898)
Asset impairment	(175)	(403)
Loss on early extinguishment of debt	(4,886)	—
Gain on disposition of property and equipment	166	—
Unrealized foreign exchange gain on indebtedness, net	6,025	2,583

EBITDA	43,188	80,378
Loss on early extinguishment of debt	4,886	—
Expenses related to debt or equity financing	7,820	—
Unrealized foreign exchange gain on indebtedness, net	(6,025)	(2,583)
Restructuring expenses (A)	11,000	4,201
Non-cash compensation and related expenses	15,977	4,095

Adjusted EBITDA	$76,846	$86,091

(A)	Capped at $11.0 million for 2005, per the definition of Adjusted EBITDA set forth above.

Xerium Technologies, Inc.

IPO Related Costs

The following table describes the IPO Related Costs, excluding related tax benefits, impacting operating income (loss) and net income (loss) for the three months and six months ended June 30, 2005 and which will impact such measures for the year ended December 31, 2005:

(in thousands)
Compensation expense relating to vesting of options and restricted stock of Xerium S.A. upon the closing of the initial public offering	$15,507
One-time cash payments to management in connection with termination of previously existing cash management incentive plans	4,168
Cash transaction bonuses paid to management in connection with the initial public offering	2,710
German land transfer tax related to the legal reorganization of the Company’s subsidiaries effected in connection with the initial public offering	941

Sub-total – IPO Related Costs impacting Operating Income	23,326
Breakage costs paid in connection with the termination of swap arrangements related to previously existing debt facilities which were repaid in connection with the initial public offering (A)	1,354
Loss on early extinguishment of debt (B)	4,886

Total IPO Related Costs included in Income before Provision for Income Taxes	$29,566

(A)	Recorded as interest expense for the three months ended June 30, 2005

(B)	Represents the write off of unamortized deferred financing costs related to debt that was repaid in connection with the initial public offering.

The expected tax effect (benefit) for the standalone IPO Related Costs for the year ended December 31, 2005 based upon the taxing jurisdiction into which these costs were incurred is approximately $2.6 million. Accordingly, the anticipated impact of IPO Related Costs, adjusted for this expected tax benefit, on net income for 2005 is as follows:

(in thousands)
Total IPO Related Costs included in Income before Provision for Income Taxes	$29,566
Tax Effect	(2,563)

Total IPO Related Costs impacting net income for the year ended December 31, 2005	$27,003

Financial Outlook for 2005

The following table provides a reconciliation of the anticipated net income per share range for the full year 2005 to the anticipated range for the full year 2005 of net income per share excluding the impact of IPO Related Costs (including the expected tax effect of these costs):

Anticipated net income per diluted share for the full year 2005	$0.45 to $0.55
IPO Related Costs effecting net income (thousands) reduced by expected related tax benefit	$27,003
Anticipated IPO Related Costs per diluted share for the full year 2005	$0.69
Anticipated net income per share for the full year 2005 excluding the impact of IPO Related Costs	$1.14 to $1.24

The anticipated per share data above is based upon an assumed weighted average number of diluted shares of 38,899,423 for 2005.

Net cash provided by operating activities

The following table lists IPO Related Costs which impacted net cash provided by operating activities for the six months ended June 30, 2005:

(in thousands)
One-time cash payments to management in connection with termination of previously existing cash management incentive plans	$4,168
Cash transaction bonuses paid to management in connection with the initial public offering	2,710
German land transfer tax related to the legal reorganization of the Company’s subsidiaries effected in connection with the initial public offering	941
Breakage costs paid in connection with the termination of swap arrangements related to previously existing debt facilities which were repaid in connection with the initial public offering	1,354
Payment to former parent corporation in connection with the initial public offering in respect of liabilities that otherwise would not have been paid until a later date	7,359
Payment of accelerated interest expense in connection with the repayment of previously existing debt facility that otherwise would not have been paid until the maturity of such debt	4,179

Total	$20,711